Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Enlivex Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, $0.40 par value per share ("Ordinary Shares")	(1)	Other	10,000,000	$1.98	$19,800,000.00	0.0001381	$2,734.38

Total Offering Amounts:							$19,800,000.00		2,734.38
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$2,734.38

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the Ordinary Shares on July 31, 2026 as reported on the Nasdaq Capital Market.

Consists of 10,000,000 Ordinary Shares issuable to the Selling Shareholder pursuant to the terms of our issued and outstanding Senior Secured Convertible Promissory Note due March 23, 2027.